Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2                     Letters of Credit Sublimit.

(a)                                  Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate amount available to be used for the issuance of Letters of Credit is subject to the Overall Sublimit in Section 2.1.5 below, and in addition may not exceed the Availability Amount.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)                                 The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)                                  Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable,

SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)                                 To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit.  Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”).  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Unless paid on the Settlement Date, any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line from and after the Settlement Date and will accrue interest at the interest rate applicable to Advances.

2.1.4                     Cash Management Services Sublimit.  Subject to the Overall Sublimit in Section 2.1.5 below, Borrower may use up to $2,500,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services as a result of Borrower’s failure to pay its obligations with respect thereto on a timely basis (as opposed to Borrower’s mere utilization of the Cash Management Services products) will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5                     Overall Aggregate Sublimit.  In no event shall the total amount of (i) all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (ii) the FX Reserve, plus (iii) the amount of the Revolving Line utilized for Cash Management Services, at any time exceed $2,500,000 in the aggregate (the “Overall Sublimit”).

2.2                               Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount (such sum being an “Overadvance”) exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such Overadvance.  Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                  Interest Rate; Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate based on Borrower’s Quick Ratio (as defined below), as follows:

Quick Ratio as of the end of a quarter	Interest Rate
Greater than 1.00 to 1.00	Prime Rate plus 0.25%
Less than 1.00 to 1.00 but equal to or greater than 0.85 to 1.00	Prime Rate plus 0.75%
Less than 0.85 to 1.00	Prime Rate plus 1.25%

The initial interest rate in effect on the date hereof shall be a rate equal to the Prime Rate plus 0.25%. Interest shall be payable monthly.  Changes in the interest rate based on Borrower’s Quick Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s quarterly financial statements are received, reviewed and approved by Bank.  If, based on the Quick Ratio as shown in Borrower’s financial statements there is to be an increase or decrease in the interest rate, the interest rate increase or decrease shall be put into effect by Bank as of the first day of the month following the date on which the quarterly financial statements are due, even if the delivery of the financial statements is delayed.  As used above, “Quick Ratio” shall mean the ratio of (A) the sum of Borrower’s consolidated unrestricted cash and unrestricted Cash Equivalents plus Borrower’s Accounts to (B) the sum of Borrower’s current liabilities determined in accordance with GAAP.

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)                                  Debit of Accounts.  Bank shall debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(f)                                    Payment; Interest Computation; Float Charge.  Interest is payable monthly on the last calendar day of each month.  In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day.  In addition, if any principal or interest with respect to any Credit Extension is outstanding, and Borrower has not met the Net Cash Test on the last day of the immediately preceding fiscal quarter, then Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month.  Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4                               Fees.  Borrower shall pay to Bank:

(a)                                  Commitment Fee.  A fully earned, non-refundable commitment fee of $56,250 per year for the three-year term of this Agreement, payable in three annual installments of $56,250 each, commencing on the Effective Date and continuing on each anniversary of the Effective Date, or on any earlier termination of this Agreement; and

(b)                                 Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of two percent (2.00%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank; and

(c)                                  Termination Fee.  Subject to the terms of Section 4.1, a termination fee as described in Section 12.1; and

(d)                                 Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank, subject to confirmation by Borrower (although such confirmation is not a condition precedent to the obligation to the payment of any such fee).  The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(e)                                  Collateral Monitoring Fee.  A monthly collateral monitoring fee of $2,500, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement), provided that for any month in which there were no Advances outstanding at any times, the monthly collateral monitoring fee shall be $500; and

(f)                                    Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  duly executed original signatures to the Loan Documents to which it is a party;

(b)                                 its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and the Secretary of State of the State of California as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)                                  duly executed original signature of the secretary or assistant secretary of Borrower with respect to a general certificate of Borrower as to, among other things, the Resolutions for Borrower;

(d)                                 duly executed guaranty agreement and security agreement by each entity identified on Exhibit D;

(e)                                  duly executed original signature of the secretary or assistant secretary of each Guarantor with respect to a general certificate of such Guarantor as to, among other things, the Resolutions for such Guarantor;

(f)                                    certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)                                 the Perfection Certificate executed by Borrower;

(h)                                 a duly executed legal opinion of Borrower’s counsel dated as of the Effective Date;

(i)                                     evidence satisfactory to Bank that the insurance policies required by this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j)                                     payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3                               Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4                               Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to repay Obligations that were not paid when due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and obligations for which cash collateral has been provided in a manner and in an amount deemed acceptable to Bank) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2                               Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that certain dispositions of the Collateral, by either Borrower or any other Person, would be deemed to violate the rights of Bank under the Code.  Promptly after the filing thereof, Bank shall provide Borrower with a copy of any financing statement filed to protect Bank’s interest or rights hereunder.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) as of the Closing Date, all other information set forth on the Perfection Certificate pertaining to Borrower and each of Borrower’s Subsidiaries is accurate and complete in all material respects; provided, however, it is understood and agreed that Borrower may from time to time update the information described in clauses (a) through (e) above after the Effective Date to the extent otherwise permitted by this Agreement, and, as a result, the information in the Perfection Certificate shall be deemed modified by any such updates.  Further, Borrower hereby agrees to update the information set forth in the Perfection Certificate on an annual basis, if the Bank so requests, provided that Borrower shall not be required to provide a level of detail in connection therewith greater than that provided by Borrower in connection with the delivery of the original Perfection Certificate, unless Bank, in its reasonable, good faith business judgment, determines that certain specific information is necessary in order to further effectuate the purposes of this Agreement.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which (A) Borrower or any Guarantor or any of their material property or material assets may be bound or affected, or (B) Subsidiaries of Borrower other than any Guarantor, or any of their property or assets may be bound or affected in a manner that would reasonably be expected to result in a material adverse effect on Borrower’s business, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2                               Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and beginning not later than the 91st day after the Effective Date (in accordance with the provisions set forth in Section 6.8(a) hereof), Borrower has taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

As of the Closing Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and as set forth in the following sentence, provided that in connection with any such third party bailee locations Borrower shall, within 90 days of the date hereof, use all commercially reasonable efforts to obtain third party bailee letter agreements from the owners/operators of such locations, which shall be in form and substance acceptable to Bank.  Other than inventory located, in the ordinary course of business, at locations for the purpose of testing thereof, none of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate and as otherwise permitted pursuant to this Agreement, including, without limitation, Section 7.2.  The provisions of this paragraph shall not apply to Inventory that has been shipped, but as to which title has not yet passed to the buyer thereof, but which is intended, in the ordinary course of business, to result in having title to such Inventory pass to such buyer.

All Inventory is in all material respects of good and marketable quality, free from material defects, taking into account all Inventory write-downs and reserves.

Borrower is the sole owner of its intellectual property, except for licenses granted to its customers in the ordinary course of business consistent with the past business practices of Borrower.  No part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and, to Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party, except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3                               Accounts Receivable; Inventory.

(a)                                  For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)                                 All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may verify the amount of any Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in the most recent Transaction Report.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4                               Litigation.  Except as previously disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $500,000.

5.5                               No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented therein.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank that is reasonably expected to result in Borrower breaching any of the financial covenants set forth in Section 6.9 as of the end of the current fiscal quarter, provided, however, it is the intention of the parties hereto that nothing in the foregoing representation as so stated is intended to, nor shall the foregoing in any manner derogate from whatsoever, the availability or enforceability of an Event of Default arising from any of the components of a Material Adverse Change Event of Default under Section 8.3 hereof, all of which components are hereby specifically affirmed by Borrower as enforceable and effective provisions.

5.6                               Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally or as would not reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business, respectively.  Borrower and each of its Subsidiaries have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted in all material respects.

5.8                               Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Borrower (i) has timely filed all required income, payroll and sales tax returns and reports and timely paid all such taxes owed by Borrower; and (ii) subject to the following proviso, except as would relate to tax obligations not in the aggregate in excess of $250,000 (the

“Exception Amount”), has timely filed all other tax returns and reports and timely paid all other foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, as long as the failure to pay the Exception Amount of taxes would not reasonably be expected to result in a Material Adverse Change.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in excess of 250,000, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes of $100,000 or more becoming due and payable by Borrower or that otherwise would reasonably be expected to result in a Material Adverse Change.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital (including for the payment of interest on Subordinated Debt), to fund its general business requirements and to repay or repurchase 2009 Unsecured Senior Notes, and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12                        Existing Liens Relating to Shares.  Reference is made to the issued and outstanding shares of capital stock owned by Borrower of any Subsidiary which is organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (the “Foreign Shares”).  Borrower has informed Bank that a prior lienholder in such Foreign Shares has not completed all steps necessary to extinguish, of record, all evidence of such liens in all jurisdictions.  In connection therewith, however, Borrower hereby represents and warrants to Bank that there is, and shall remain, no obligations outstanding or otherwise owing to the holder of any lien in any of the Foreign Shares.

5.13                        Domestic Subsidiaries. The only domestic Subsidiaries of Borrower that have assets of at least $100,000 are the entities set forth on Exhibit D attached hereto, and such other entities that may arise after the Effective Date that become Guarantors by virtue of the operation of Section 6.12 hereof and that enter in to guaranties and security agreements in form and substance acceptable to Bank.

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral.  Borrower shall promptly provide copies of any such material Governmental Approvals to Bank.

6.2                               Financial Statements, Reports, Certificates.

(a)                                  Borrower shall provide Bank with the following:

(i)             (A) Subject to clause (B) hereof, a Transaction Report (and any schedules related thereto), within fifteen (15) days after the end of each fiscal month and with each request for an Advance (collectively the “Standard Transaction Reporting”), provided, however, if Borrower has not met the Net Cash Test as of any fiscal quarter end date, a Transaction Report (and any schedules related thereto) shall be provided weekly and with each request for an Advance and any other Credit Extension until such time as Borrower has thereafter met the Net Cash Test, as of a fiscal quarter end date, whereupon only Standard Transaction Reporting shall be required;

                        (B)  If at any time, the sum of the aggregate principal amount of outstanding Credit Extensions hereunder minus the aggregate amount of unrestricted deposits of Borrower with Bank is greater than Zero Dollars ($0) (such an occurrence and condition being referred to herein as “Excess Credit Exposure”), then within three (3) Business Days of such date Borrower shall provide to Bank a Transaction Report (and any schedules related thereto), and Borrower shall thereafter provide to Bank such a Transaction Report on a weekly basis as well as with each request for an Advance and each request for any other Credit Extension until there is no longer any Excess Credit Exposure, at which time the reporting requirements of clause (A) above shall apply.

(ii) within fifteen (15) days after the end of each fiscal month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger,

(iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv) within thirty (30) days after the end of each fiscal quarter a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks payable to Borrower;

(v)  (A) within 90 days of the beginning of each fiscal year of Borrower annual financial projections for such fiscal year (on a quarterly basis) presented to, and not objected to by, Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and (B) any updates to any such projections as Borrower may prepare from time to time and, if so prepared, as Bank then may request;

 (vii)  as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, Borrower’s 10K (to include an unqualified opinion of Borrower’s independent certified public accountants), 10Q, and 8K reports, provided that the same shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet;

(viii)  such reports as Bank shall request from time to time to ensure Eligible Accounts which are foreign Accounts supported by foreign credit insurance are appropriately covered by such foreign credit insurance.

 (b)                              Prompt written notice of (i) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property material to the business of Borrower.

6.3                               Accounts Receivable.

(a)                                  Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank after the occurrence and during the continuance of an Event of Default, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos for $100,000 or more.

(b)                                 Disputes.  Borrower shall promptly notify Bank of such disputes or claims relating to Accounts that exceed at any time either $250,000 individually or $1,000,000 in the aggregate relating to all such disputes.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank, provided, further, Borrower shall ensure that after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line Maximum Dollar Amount or the Aggregate Borrowing Base by taking such actions, including, without limitation, the making of payments to reduce the Obligations.

(c)                                  Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.  Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations in such order as Bank shall determine in its sole discretion, provided that if the Net Cash Test was met on the last day of the preceding fiscal quarter of Borrower, and no Event of Default has occurred and is continuing, then such payments and proceeds of Accounts shall be deposited in the Designated Deposit Account.  Borrower shall cause all proceeds of Accounts to be deposited into the Designated Deposit Account, a cash collateral account (in the case of proceeds received by Borrower by wire transfer) or a lockbox account (in the case of proceeds received by check or other payment), as Bank may specify, pursuant to a blocked account agreement or similar agreement in such form as Bank may specify in its good faith business judgment.

(d)                                 Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall employ its usual and customary procedures in connection therewith, which include, without limitation, the following as applicable:  (i) determination of the reason for such return, (ii) issuance of a credit memorandum to the Account Debtor in the appropriate amount, and (iii) providing a copy of such credit memorandum to Bank for such returns in excess of $250,000, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, upon the written request of Bank, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory with a value in excess of $250,000.

(e)                                  Verification.  Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f)                                    No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4                               Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c) or any other provision of this Agreement, deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the net cash proceeds (with the computation of net cash proceeds taking into account any income and other taxes relating to such sale) of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $1,000,000 or less (for all such transactions in any fiscal year).   Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5                               Taxes; Pensions.  (i) Timely file, and require each of its Subsidiaries to timely file (taking into account all applicable extensions of time to file), all required tax returns and reports and (ii) subject to the following proviso, except as would relate to tax obligations not in the aggregate in excess of the Exception Amount, timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries as long as the failure to pay the Exception Amount of taxes would not reasonably be expected to result in a Material Adverse Change, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6                               Access to Collateral; Books and Records.  At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing and, absent an Event of Default, one (1) Business Day’s notice only shall be required under circumstances where Bank reasonably determines, based on the then-existing circumstances affecting Borrower or the integrity of the Collateral, that such access is needed), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books, provided that (i) such audits shall be conducted no more often than once every fiscal year, if at all times during such fiscal year no Credit Extensions were outstanding, (ii) if during a fiscal year any Credit Extensions were outstanding, such audits shall be conducted no more often than twice in such fiscal year, and (iii) no Credit Extensions shall be made if, at the date of such Credit Extension, an audit has not been completed within the prior six months.  Notwithstanding the foregoing, there shall be no restriction on the number of audits if, at the time of the proposed audit, an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and Borrower’s general liability policy shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least thirty (30) days notice before canceling its policy prior to the expiration thereof; and Borrower shall give Bank notice of any such intended cancellation or any material amendment to its policy or any knowledge by Borrower of a decision by the insurer to decline to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $5,000,000 with respect to any loss, but not exceeding $10,000,000 in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8                               Operating Accounts.

(a)                          Maintain its primary and its Subsidiaries’ primary operating and other deposit accounts and securities accounts that are domiciled in the United States with Bank and Bank’s Affiliates which accounts shall at all times represent at least 85% of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions that are located in the United States, provided, however, Borrower shall have ninety (90) days from the Effective Date in order to comply with this covenant.

(b)                                 For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9                               Financial Covenants.

Borrower shall maintain on a consolidated basis with respect to Borrower and its Subsidiaries, a Tangible Net Worth of at least $12,500,000 (the “Minimum Tangible Net Worth”), to be tested as of the last day of each fiscal quarter, commencing with the fiscal quarter ending October 3, 2008, which Minimum Tangible Net Worth shall increase by:

 (i) by 50% of Net Income on a quarterly basis commencing with Net Income in the quarter ending after October 3, 2008 and continuing with respect to each fiscal quarter thereafter, and

(ii) by 50% of issuances of equity and 50% of the principal amount of Subordinated Debt, issued after October 3, 2008, effective on the date of such issuances, other than for issuances of Subordinated Debt the proceeds of which are used to refinance outstanding Subordinated Debt substantially concurrently with the issuance thereof, up to the amount of the original principal amount the Subordinated Debt being so replaced.

6.10                        Intellectual Property Rights; Proceeds Resulting in Collateral.  Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, except in the case of clauses (a) and (c) above for any intellectual property that Borrower determines in its good faith business judgment is not necessary in the conduct of its business or otherwise is material to the conduct of its business. Except as set forth in the Perfection Certificate, as of the Closing Date, Borrower has no present maskworks, software, computer programs and other works of authorship registered with the United States Copyright Office, and Borrower shall not hereafter register any maskworks, software, computer programs or other works of authorship subject to United States copyright protection with the United States Copyright Office that result, as proceeds thereof or otherwise, in any Collateral hereunder (including Collateral consisting of license fees, royalties or accounts) without first complying with the following:  (i) providing Bank with at least 15 days prior written notice thereof, (ii) providing Bank with a copy of the application for any such registration and (iii) executing and filing such other instruments, and taking such further actions as Bank may reasonably request from time to time to perfect or continue the perfection of Bank’s interest in the Collateral.  With respect to any such registered copyrights, upon the request of Bank, Borrower shall enter into an agreement to be filed in the United States Copyright Office solely in order for the Bank to be able to perfect its Lien hereunder in the Collateral (including Collateral consisting of license fees, royalties or accounts) arising therefrom (but not the registered copyrights themselves), which agreement shall be in form reasonably satisfactory to the Bank.  In connection with the existing registered copyrighted materials as set forth in the Perfection Certificate, Borrower shall, within 30 days hereof, execute and deliver to Bank the agreement as referenced in the immediately preceding sentence with respect thereto.

6.11                        Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, upon reasonable notice and during normal business hours, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12                        Covenant Regarding New Loan Parties.  Borrower hereby covenants and agrees to provide to Bank at least twenty (20) days’ prior written notice of the creation of any new domestic Subsidiary of Borrower or a new domestic Subsidiary of any domestic Subsidiary.  If Bank determines that any such new Subsidiary merits becoming a secured guarantor of the Obligations hereunder then Borrower shall cause such entity to enter into

Bank’s standard guaranty agreement and security agreement and related documents and agreements (collectively, the “Guarantor Documents”) and take such other actions from time to time as Bank shall reasonably determine are necessary or advisable in order to effectuate the purposes thereof.

6.13                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.14                                International Cash, etc. Borrower hereby agrees to use its reasonable commercial efforts to assist Bank in Bank’s acquisition of agreements with foreign banking institutions in order for Bank to obtain direction and/or control with respect to the bank accounts of the foreign Subsidiaries of Borrower; provided that, no foreign subsidiary shall be required to enter into any such agreement that grants a security interest in favor of Bank or guaranties all or any portion of the Obligations, unless Borrower shall have determined that such agreement is not reasonably expected to have adverse tax consequences to Borrower.  Further, Borrower shall not cause or permit cash or Cash Equivalents to accumulate in any of the foreign Subsidiaries of Borrower, excluding cash and Cash Equivalents of, and in accounts owned by, Mindspeed Technologies K.K. (Japan) to the extent that such cash and Cash Equivalents are materially greater than those amounts needed for the operation of such entities in the ordinary course of business; provided that Bank will cooperate in good faith with Borrower to moderate, in a reasonable manner, without eliminating, the requirements of this sentence to ameliorate any material adverse tax consequences affecting Borrower as a result thereof.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)                                  Transfers in the ordinary course of business for reasonably equivalent consideration;

(b)                                 Transfers constituting Permitted Indebtedness, Permitted Investments or Permitted Liens;

(c)                                  Transfers constituting (i) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property and (ii) exclusive licenses of certain intellectual property of Borrower that arise in the ordinary course of business consistent with the past business practices of Borrower;

(d)                                 Transfers otherwise permitted by the Loan Documents;

(e)                                  Transfers of assets (other than Accounts and Inventory unless such Transfer is in the ordinary course of Borrower’s business), provided, that the aggregate net book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, exceed $1,000,000, provided that upon the occurrence and continuance of an Event of Default no such Transfers shall be permitted; and

(f)                                    Transfers consisting of patents of Borrower that are not material to the business of Borrower.

7.2                                       Changes in Business, Control, or Business Locations. (1) Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof (which lines of business include the telecommunications and semiconductor businesses) and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; (2) permit or suffer any Change in Control; (3) (A) change the chief executive location of Borrower or otherwise change the location of the central operating office of Borrower without at least thirty (30) days’ prior written notice to Bank), or (B) locate Collateral having a value in excess of $500,000 at a new location without (i) at least thirty (30) days’ prior written notice to

Bank and (ii) with respect to Collateral located at domestic third party bailee locations having a value in excess of $500,000, at least thirty (30) days’ prior written notice to Bank and with Borrower using commercially reasonable efforts to obtain, within 60 days, third party bailee letter agreements from the owners/operators of any such location or locations; (4) change its jurisdiction of organization, (5) change its organizational entity status, (6) change its legal name, or (7) change any organizational number (if any) assigned by its jurisdiction of organization, provided that Borrower may make any of the changes described in clauses (4) through (7) as long as Borrower provides Bank with thirty (30) days prior written notice thereof and takes such actions and executes such agreements and documents as Bank determines are necessary or advisable in order for Bank to remain perfected in the Collateral and for Borrower to remain in compliance with the terms and conditions hereof, provided, however, under no circumstances shall Borrower effect any such changes that would cause it to become a corporation organized under the laws of any jurisdiction outside of the United States.  Further, Borrower hereby covenants and agrees to provide to Bank, upon its request, a complete list of the locations and addresses of Borrower and each Subsidiary upon the request of Bank at such times as Bank may reasonably request, which shall generally be deemed to be no more than on a semi-annual basis unless Bank determines that an update thereto is reasonably necessary or advisable.

7.3                               Mergers or Acquisitions. (i) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, other than with Borrower or any Subsidiary of Borrower (but subject to (x), (y) and (z) below of clause (ii) hereof); or (ii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than any such acquisition by Borrower or a Subsidiary of Borrower with respect to any Subsidiary of Borrower (provided that if the property being acquired is property of a Guarantor, the acquiring entity must be Borrower or a Guarantor), except in each of (i) and (ii) above where (x) no Event of Default has occurred and is continuing or would result from such action, (y) with respect to a merger or consolidation transaction, (1) Borrower is the surviving entity in any such transaction where Borrower is one of the two merging entities, (2) a Guarantor is the surviving entity in any such transaction where Guarantor is one of the two merging entities and Borrower is not, and (3) if (1) and (2) are not applicable, then a Subsidiary is the surviving entity resulting from any such transaction, and (z) no Change in Control or other breach of any other covenants set forth in this Agreement would result therefrom (including, without limitation, no breach of the financial covenants set forth herein determined on a pro forma basis assuming the consummation of such transaction).

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.  Make any payments on any Permitted Notes, except that Borrower may make regularly schedules payments of principal and interest on the Permitted Notes, and may repay or repurchase the 2009 Unsecured Senior Notes, if, in each of the foregoing instances, (i) no Event of Default has occurred and is continuing at the time of such payment or would result from, or after giving effect to such payment, and (ii) without limiting the generality of the foregoing, after giving effect to such payment, Borrower will be in compliance with the financial covenants set forth in Section 6.9 of this Agreement.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens and further with respect to foreign Subsidiaries of Borrower, except for involuntary liens arising pursuant to statues or laws under the country of organization thereof and specifically shall not include liens for borrowed money or liens that any such entity has affirmatively agreed to in a contract or other affirmative written agreement, document or instrument of any kind whatsoever, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; and (ii) Borrower may repurchase the stock of former employees or consultants pursuant to restricted stock vesting plans or as part of the payment by such employees or consultants for stock options exercised by them; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, other than for transactions constituting Permitted Investments.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank, other than for the exchange or replacement of existing Subordinated Debt for new Subordinated Debt on substantially the same terms and conditions as the Subordinated Debt being exchanged or replaced (subject to confirmation thereof by Bank prior to the incurring of any such new Subordinated Debt) or such other terms and conditions as are acceptable to Bank.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made until such default is cured);

8.2                               Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.5, 6.7 or 6.9, or violates any covenant in Section 7; or

(b) Borrower fails to comply with the obligations set forth in Section 6.2, provided that with respect to Borrower’s obligations thereunder, not more than once a year, Borrower shall have an additional ten (10) day period within which to comply the reporting provisions thereof as long as Borrower provides written notice of its intent to avail itself of such additional period and provides a reasonable explanation therefor; or

(c) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made until such default is cured).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) or subsection (b) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made until such default is cured; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5                               Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements; Guarantor Documents Default.  There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000 or that could have a material adverse effect on Borrower’s or any Guarantor’s business; or an event of default occurs under any of the Guarantor Documents.

8.7                               Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 (to the extent not covered by independent third-party insurance as to which the insurance carrier does not dispute coverage) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions may be made, at the option of Bank, prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower owed $1,000,000 or more that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement, in each case where any such default or breach entitles the creditor party thereto to accelerate the obligations that are the subject of any such agreement; or

 8.10                     Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5(b) or (c) occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)                                  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)                                    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)                                 place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)                                     demand and receive possession of Borrower’s Books; and

(j)                                     exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

In addition to the foregoing, at any time after Bank accelerates the Obligations and terminates all commitments under this Agreement, Bank may terminate any FX Forward Contracts.

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, CA 92660
Attn: Chief Financial Officer
Fax: 949-579-6106
Email: bret.johnsen@mindspeed.com

With a copy to:	Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, CA 92660
Attn: General Counsel
Fax: 949-579-3010
Email: brandi.steege@mindspeed.com

If to Bank:	Silicon Valley Bank
38 Technology Drive, Suite 150
Irvine, CA 92618
Attn: Derek Brunelle
Fax: 949-790-9007
Email: dbrunelle@svb.com

11                                  CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12                                  GENERAL PROVISIONS

12.1                        Termination Prior to Revolving Line Maturity Date.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than for inchoate indemnity obligations) and provides cash collateral for any Letters of Credit in an amount and subject to such terms and conditions as are acceptable to Bank.  If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to the following:

(i) 3.00% of the Revolving Line Maximum Dollar Amount if termination is effective prior to the first anniversary of the Effective Date;

(ii) 2.00% of the Revolving Line Maximum Dollar Amount if termination is effective on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date; and

(iii) 1.00% of the Revolving Line Maximum Dollar Amount if termination is effective on or after the second anniversary of the Effective Date and prior to 90 days before the third anniversary of the Effective Date;

provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or another division of Bank.

12.2                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3                        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4                        Time of Essence.  Time is of the essence for the performance of all obligations in this Agreement.

12.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        Amendments in Writing; Integration.  All amendments to this Agreement must be in writing and signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9                        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (as long as Bank shall have obtained such prospective transferee’s or purchaser’s agreement to the terms of this provision or other standard non-disclosure agreements); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10                 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13                                  DEFINITIONS

13.1                        Definitions.  As used in this Agreement, the following terms have the following meanings:

“2009 Unsecured Senior Notes” means the 3.75% Convertible Senior Notes due 2009 issued by Borrower in a private placement in December 2004, which have a $31,000,000 outstanding principal balance as of the Effective Date.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line Maximum Dollar Amount or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserve, minus (c) the FX

Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 85% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

 “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.  Contingent Obligations shall be computed on a consolidated basis, without duplication to Indebtedness of Borrower or any Subsidiary.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amounts utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account being established with Bank in connection with the closing of this Agreement.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Eligible Accounts shall not include:

(a)                                  Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)                                 Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)                                  Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are billed and collected in the United States, are otherwise Eligible Accounts and are covered by credit insurance satisfactory to Bank, less any amount not covered by such insurance, if any, and less any deductible;

(d)                                 Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e)                                  Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f)                                    Accounts with credit balances over ninety (90) days from invoice date;

(g)                                 Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts (except for Avnet and its Affiliates, for which such percentage shall be 35%) for the amounts that exceed that percentage, unless Bank approves in writing;

(h)                                 Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)                                     Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)                                     Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)                                  Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)                                     Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)                               Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)                                 Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)                                 Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), other than with respect to 65% of Accounts with Account Debtors consisting of domestic distributor customers of Borrower;

(p)                                 Accounts for which the Account Debtor has not been invoiced;

(q)                                 Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r)                                    Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s)                                  Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t)                                    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u)                                 Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exception Amount” is defined in Section 5.9.

“Excess Credit Exposure” is defined in Section 6.2(a)(i)(B).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Shares” is defined in Section 5.12.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means the Subsidiaries of Borrower identified on Exhibit D and any future guarantor of the Obligations.

“Guarantor Documents” shall have the meaning ascribed to such term in Section 6.12 hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

 “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Subordination Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Minimum Tangible Net Worth” is defined in Section 13.1.

The “Net Cash Test” is deemed to be met at a particular date if the total of the Credit Extensions outstanding on such date does not exceed the sum of Borrower’s cash and Cash Equivalents in Deposit Accounts at Bank or Securities Accounts at a Bank Affiliate at such date (provided that until the earlier of Borrower’s compliance with the provisions of Section 6.8(a) or the 91st day after the Effective Date, all of Borrower’s cash and Cash Equivalents in Deposit Accounts or Securities Accounts shall be included in such computation, whether or not maintained at Bank) by more than $4,000,000.

 “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period. In determining Net Income, an upward adjustment shall be made for non-cash expenses (such as depreciation, amortization, and non-cash stock compensation expenses) consistent with those adjustments made in determining Tangible Net Worth.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Overall Sublimit” is defined in Section 2.5.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                  Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness consisting of Borrower’s Senior Unsecured Convertible Notes (collectively the “Permitted Notes”), provided that the Permitted Notes have a maturity date at all times at least 120 days after the Revolving Loan Maturity Date (except that said 120-day requirement shall not apply to the 2009 Unsecured Senior Notes);

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                    Indebtedness in an aggregate principal amount at any time outstanding not to exceed $250,000;

(g)                                 unsecured Indebtedness owing to a Subsidiary of Borrower from another Subsidiary of Borrower, provided that if the obligee on such Indebtedness is a Guarantor, then the obligor on such Indebtedness must also be a Guarantor;

(h)                                 Indebtedness owing by foreign Subsidiaries of Borrower to Borrower that constitutes a Permitted Investment under clause (g) of the definition of Permitted Investments and subject to the limitations set forth therein on an aggregate basis for this clause (h) and such clause (g) of the definition of Permitted Investments;

(i)                                     Indebtedness owing by domestic Subsidiaries of Borrower to Borrower constituting a Permitted Investment under clause (h) of the definition of Permitted Investments and subject to the limitations set forth therein on an aggregate basis for this clause (i) and such clause (h) of the definition of Permitted Investments;

(j)                                     Indebtedness owing by Borrower to Subsidiaries of Borrower, provided that any repayment thereof shall be considered a Permitted Investment and shall be subject to the limitations set forth in clause (g) or (h) of such definition, as applicable, at the time of any such proposed repayment; and

(k)                                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be, provided, further, that the terms and conditions of any amended or otherwise modified Subordinated Debt shall nevertheless remain acceptable to Bank.

“Permitted Investments” are:

(a)                                  Investments shown on the Perfection Certificate and existing on the Effective Date, Investments deemed to arise in connection with the consummation of the transactions under this Agreement, and such other Investments as described on Schedule I attached hereto;

(b)                                 (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                    Investments of foreign Subsidiaries of Borrower in or to other foreign Subsidiaries of Borrower or Borrower;

(g)                                 Investments by Borrower or its Subsidiaries in foreign Subsidiaries of Borrower not to exceed $7,500,000 per fiscal quarter and any such Investment to the extent that there is no cash effect on Borrower (such as elimination of a loan for a corresponding amount of dividends);

(h)                                 Investments of domestic Subsidiaries of Borrower in or to other domestic Subsidiaries of Borrower and Investments by Borrower in domestic Subsidiaries of Borrower not to exceed $5,000,000 in the aggregate in any fiscal year for all such Investments described in this clause (h);

(i)                                     Investments by Subsidiaries of Borrower in Borrower, provided that repayment by Borrower of any such Investment shall be considered a Permitted Investment hereunder, and shall be subject to the limitations set forth in clause (g) or (h) above, as applicable;

(j)                                     Investments made substantially contemporaneously with the consummation of transactions otherwise permitted under Section 7.3 hereof, provided that (i) any Investments made in connection with acquisitions of, or with respect to, foreign domiciled or organized entities shall be considered Permitted Investments hereunder and thus shall be subject to the limitations set forth herein as to Permitted Investments, including under clause (g) hereof and (ii) acquisitions of domestic entities to be permitted hereunder require that such entities become a secured Guarantor pursuant to Section 6.12 hereof, if requested by Bank;

(k)                                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(l)                                     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(m)                               Investments by Borrower in the creation of new Subsidiaries provided that the dollar amount of any such Permitted Investment shall be subject to the aggregate limitations set forth in clauses (g) and (h) hereof, as applicable; and

(n)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (n) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)                                  Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien relating to taxes in excess of the Exception Amount has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder and Borrower demonstrates to Bank that it is proceeding diligently to have such Lien removed or resolved in a manner such that any such recordation of notice of Lien is extinguished as promptly as is reasonably possible;

(c)                                  purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements, additions and accessions thereto, and the proceeds of the Equipment;

(d)                                 Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing, and do prevent, the forfeiture or sale of the property subject thereto;

(e)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                                    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                                 leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h)                                 non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.4, and not constituting an Event of Default under Section 8.7 as long as the amount of the applicable judgment does not exceed $2,000,000 unless Bank has obtained assurances satisfactory to Bank regarding the coverage of insurance with respect to any such judgment; and

(j)                                     Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Permitted Notes” is defined in the definition of “Permitted Indebtedness” above.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Related Account Debtor” means, with respect to any Person, any Affiliate, relative, partner, shareholder, director, officer, of employee of such Person.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect as of the date given or made or deemed given or made pursuant hereto; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Revolving Line” is Credit Extensions in an aggregate amount up to the Revolving Line Maximum Dollar Amount.

“Revolving Line Maximum Dollar Amount” is Fifteen Million Dollars ($15,000,000).

“Revolving Line Maturity Date” is September 30, 2011.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Standard Transaction Reporting” is defined in Section 6.2(a)(i)(A).

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.  In determining Tangible Net Worth, subsequent to the Effective Date an adjustment shall be made for non-cash items (such as depreciation, amortization, and non-cash stock compensation expenses) consistent with the adjustments to Net Income.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MINDSPEED TECHNOLOGIES, INC.

By	/s/ Bret W. Johnsen
Name:	Bret W. Johnsen
Title:	Senior Vice President, Chief Financial Officer
and Treasurer

BANK:

SILICON VALLEY BANK

By	/s/ Derek Hoyt
Name:	Derek Hoyt
Title:	Deal Team Leader

Effective Date:  September 30, 2008

[Signature Page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired:  (a) presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Subsidiary which is organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia, or (b) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the intellectual property described in clause (b).

Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent; provided that Borrower may sell, transfer or otherwise dispose of non-core patents that are not material to the business of Borrower and may license intellectual property in the ordinary course of business consistent with the past business practices of Borrower.

1

EXHIBIT B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	MINDSPEED TECHNOLOGIES, INC.

The undersigned authorized officer of MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), certifies that under the terms and conditions of the Loan and Security Agreement dated as of September 30, 2008 (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”), (1) Borrower is in compliance for the period ended                                    with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below (with any such exception not constituting an Event of Default hereunder in and of itself solely in connection with the delivery of this Compliance Certificate unless the fact or occurrence giving rise to any such exception otherwise constitutes an Event of Default under the Loan Agreement pursuant to any other term, condition, covenant or provision of the Agreement, including without limitation in connection with the request for and the making of a Credit Extension pursuant to Section 3.2 of the Agreement); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such specific date, (4) Borrower, and each of its Subsidiaries have timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except in each case as otherwise permitted pursuant to the terms of Section 6.5 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank, other than those Liens or claims that constitute Permitted Liens.  Attached are the required documents supporting the certifications relating to compliance with the specific financial covenants and financial measurements as set forth specifically below.  The undersigned certifies that the financial statements pertaining thereto are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes (if any).  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements for each month	Monthly within 30 days	Yes No
Quarterly compliance certificates	Quarterly within 30 days	Yes No
10-Q (including Quarterly financial statements), 10-K (including Annual financial statements), and 8-K	Within 5 days after so filing with the SEC	Yes No
A/R & A/P Agings, outstanding or held check registers (if any), monthly reconciliations, general ledger, per Section 6.2(a)(ii)	Monthly within 15 days	Yes No
Transaction Report

If Borrower has not met the Net Cash Test as of the end of the fiscal quarter most recently ended and/or if there is Excess Credit Exposure, Weekly and when an Advance request is made, in each case per §6.2(a)(i).

Otherwise: within 15 days of each month end and when an Advance request is made.

Yes No
Annual Projections	Within 90 days of the beginning of each fiscal year	Yes No

1

The following copyrights of Borrower were registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

To be Tested on a Quarterly Basis:
Minimum Tangible Net Worth

The sum of:

$12,500,000; plus

50% of Net Income on a quarterly basis commencing with Net Income in the quarter ending after October 3, 2008 and continuing with respect to each fiscal quarter thereafter; plus

50% of issuances of equity and 50% of the principal amount of Subordinated Debt, issued after October 3, 2008, effective on the date of such issuances, other than for issuances of Subordinated Debt the proceeds of which are used to refinance outstanding Subordinated Debt substantially concurrently with the issuance thereof, up to the amount of the original principal amount the Subordinated Debt being so replaced;

which sum equals:

$

		$	Yes No
Net Cash Test

Total Credit Extensions	$

minus Cash and Cash Equivalents in Deposit Accounts at Bank or Securities Accounts at a Bank Affiliate as of the last day of the preceding fiscal quarter per the requirements of the Agreement	$

equals	$

Amount on preceding line not to be greater than $4,000,000	Complies
Does not comply

2

Performance Pricing	Actual	Circle One

Quick Ratio as of the quarter most recently ended	to 1.00	Greater than 1.00 to 1.00	Less than 1.00 to 1.00 but greater than or equal to 0.85 to 1.00	Less than 0.85 to 1.00

The following financial covenant and performance pricing analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date identified in clause (1) above.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

MINDSPEED TECHNOLOGIES, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

3

Schedule 1 to Compliance Certificate

Financial Covenant of Borrower/Grid Pricing Quick Ratio Calculations

Dated:

4

EXHIBIT C

Transaction Report

1

Key

(Green) Indicates cells where figures should be typed in. Do not enter data anywhere else.

+       Ineligible worksheet to be completed monthly, and is calculated by Borrower (with SVB as reviewer) based on monthly A/R & A/P agings.

+       Each submission to include the A/R aging (in order to foot to ending A/R balances).

+       Each submission to include detail supporting Sch A & B (i.e.. sales journal & collections journal - soft copy preferred).

+       Above detail to include a minimum of invoice date, account debtor, dollar amount, invoice number, terms of sale, country where account debtor is located and country from which the invoice was billed.

+       Prior to completing the report, a loan ledger report (detailing amount of collections and exact loan balance) can be requested from SVB in order to help complete these worksheets.

Assumptions

+       Credit Facility Size = $15,000,000

+       Advance rate on eligible A/R = 85%

+       Sublimit: $2,500,000 for the issuance of letters of credit, cash management, foreign exchange, etc.

+       Eligible Accounts shall not include:

(a)          Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)         Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)          Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are billed and collected in the United States, are otherwise Eligible Accounts and are covered by credit insurance satisfactory to Bank, less any amount not covered by such insurance, if any, and less any deductible;

(d)         Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e)          Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f)            Accounts with credit balances over ninety (90) days from invoice date;

(g)         Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts (except for Avnet and its Affiliates, for which such percentage shall be 35%) for the amounts that exceed that percentage, unless Bank approves in writing;

(h)         Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)             Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)             Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)          Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)             Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)       Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)         Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)         Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), other than with respect to 65% of Accounts with Account Debtors consisting of domestic distributor customers of Borrower;

(p)         Accounts for which the Account Debtor has not been invoiced;

(q)         Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r)            Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s)          Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t)            Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u)         Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

+       All other terms and conditions subject to Loan & Security Agreement

+       Borrower and Bank may jointly agree to modify this transaction report from time to time.

GENERAL INPUT SHEET

	TO	#REF!	COMMENTS

Date of Data	All reports	1/0/00
Report number	All reports	1
Prior day’s Gross A/R Balance (Line 8)	Transaction rpt	$—
Current day’s A/R ineligible Figure	Transaction rpt	$—
Prior day’s Loan Balance (Line 17)	Transaction rpt	$—
Current day’s loan advance request	Transaction rpt	$—

SALES JOURNAL
Invoices : Normal sales	Sch. A	$—	Enter as positive
Credit Memos: Normal sales	Sch. A	$—	Enter as positive
Misc. Adj.: Normal sales	Sch. A	$—	If addition enter as positive
Check figure - Net sales journal		$—	If reduction, enter as negative
CASH RECEIPTS
Credit posted to A/R	Sch. B	$—	Enter as negative
Non-Cash reductions to A/R	Sch. B	$—	Enter as positive
Non-A/R collections	Sch. B	$—	Enter as negative
Total cash collected to Loan	Sch. B	$—	Enter as positive
Check figure - Should be -0-		$—	credit cards posted, but not rec’d by bank
A/R ADJUSTMENTS - GENERAL LEDGER
	Transaction rpt	$—	If addition enter as positive
Detail separately & remit to Bank		$—	If reduction, enter as negative

Silicon Valley Bank

Commercial Finance Division	Report No:	1
3003 Tasman Drive, Santa Clara, CA 95054	Date	1/0/1900

TRANSACTION REPORT AND LOAN REQUEST

				Domestic Non-Distributor A/R	Domestic Distributor A/R
ACCOUNTS RECEIVABLE COLLATERAL
1	Beginning Accounts Receivable Balance Per Previous Report (Line 8)			$—	$—
2	Add: Sales for Period (Schedule A)			$—	$—
3	Add: Misc. Customers (Schedule A)			$—	$—
4	Less: Credit Memos (Schedule A)			$—	$—
5	Less: Cash Receipts Applied To Accounts Receivable (Direct-Schedule B)			$—	$—
6	Less: Cash - Other			$—	$—
7	Adjustments: Dr. - Increase Cr. (Decrease)			$—	$—
8	Ending Accounts Receivable Balance (Sum Lines 1-7)			$—	$—
9	Deduct: Ineligible Accounts Receivable Per Aging Dated:	1/0/1900		$—	$—
10	Total Eligible Accounts Receivable			$—	$—

11	Availability from Receivables after applying advance rate Line Limit	$ 15,000,000	85%		$—
12	Availability from Deferred Revenue Receivables after applying advance rate		65%		$—
13	Less Reserves (Letters of Credit, FX, etc): Maximum	$ 2,500,000
	A/R Availability:			$—	$—

COMPUTATION OF LOAN
14	Beginning Loan Balance			$—	$—
15	Add: Returned Checks (NSF, Endorsement, etc.)			$—	$—
16	Add: Amount deposited back into client’s account after paying down loan balance			$—	$—
17	Less: Cash Applied To Loan - Accounts Receivable (Direct) from Schedule B			$—	$—
18	Less: Cash - Other			$—	$—
19	Ending Loan Balance - Before Loan Request			$—	$—
20	UNUSED BORROWING AVAILABILITY BEFORE LOAN REQUEST			$—	$—
21
22	Loan Advance =			$—	$—
23	NEW LOAN BALANCE - AFTER LOAN ADVANCE			$—	$—
24	REMAINING UNUSED BORROWING AVAILABILITY - After Loan Request			$—	$—

The above described Collateral is subject to a security interest in favor of SILICON VALLEY BANK pursuant to the terms and conditions of a Loan and Security Agreement’s, as executed by and between SILICON VALLEY BANK and the undersigned.

BORROWER		SILICON VALLEY BANK
Mindspeed Technologies, Inc.
Auth Signer:	Signature
Name:	Name	Derek Brunelle
Title:	Title	Vice President
Date:	Date:

Silicon Valley Bank

Commercial Finance Division

3003 Tasman Drive, Santa Clara, CA 95054	A	A

SCHEDULE A - ACCOUNTS RECEIVABLE ASSIGNED

		Non-Distributor	Distributor
Report No. 1	Date Assigned	1/0/1900	1/0/1900	From BBC

Customer			Invoice	Shipping		Invoice	Invoice
Number	Customer Name	Type	Date	Date	Invoice No.	Amount	Amount

Domestic
	INVOICES, FREIGHT, SALES TAX - See attached detail			Normal sales		$—	$—	To BBC
To BBC

	CREDIT MEMOS - See attached detail	VOIDS		Normal CMs		$—	$—	To BBC
To BBC

	MISC. CUSTOMERS - See attached detail			Normal miscel.		$—	$—	To BBC
To BBC

Net Sales
				Assignment		$—	$—

Silicon Valley Bank	B

Commercial Finance Division

    #REF!

SCHEDULE B - ACCOUNTS RECEIVABLE COLLECTION REPORT

Report No.    #REF!             Date of Remittance    #REF!

Date	Customer	Customer	Invoice	Original	Actual Funds	Discount/DM	Amt. Credited	Non-A/R	Collection
Received	No.	Name	Number	Invoice Amt.	Received (Loan)	To A/R Norm.	To A/R	Collections	Source

#REF!
		see attached report			#REF!	#REF!	#REF!	#REF!

Totals:					#REF!	#REF!	#REF!	#REF!	—
					(Trans Rpt Ln 20)		(Trans Rpt Ln 5)

		Ineligible	Ineligible	Ineligibles per the LSA definition of “Eligible
		#REF!	#REF!	Accounts”
		Non-Distributor	Distributor

A/R CALCULATION	As of:	1/0/1900	1/0/1900

1	Unbilled Accounts	$—	$—
2	Over 90 days from invoice date	$—	$—	From A/R Aging
3	Credit Memos Over 90 Days	$—	$—	Net credit balances over 90 days
4	Accounts cross-aged at 50%	$—	$—	The 1-90 day portion of accounts where 50% is over 90 days old.
5	Concentrations @ 25%	$—	$—
6	Unapproved foreign accounts	$—	$—	Accounts outside the U.S. not covered by L/Cs.
7	Contra accounts	$—	$—	Accounts with both A/R & A/P balances
8	Federal Government accounts	$—	$—
9	Unapproved Affiliate & Related Accounts	$—	$—	Inter-Company/Affiliates
10	Accounts for Demonstration, Consignment	$—	$—
11	Accounts in dispute; Debtor insolvent	$—	$—
12	Doubtful Accounts	$—	$—
13	Non SVB Approved Accounts	$—	$—

	Total Ineligible to BBC	$—	$—

EXHIBIT D

Guarantors

Maker Communications, Inc., a Delaware corporation

Mindspeed Development Sub. Inc., a Delaware corporation

Mindspeed Technologies, LLC, a Delaware limited liability company

1